Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Second Quarter Fiscal 2023 Results

Lakewood, Colorado, May 4, 2023. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its second quarter of fiscal 2023 ended March 31, 2023.

Highlights for Second Quarter Fiscal 2023 Compared to Second Quarter Fiscal 2022

●	Net sales increased 4.2% to $283.2 million;
●	Daily average comparable store sales increased 2.7%, and increased 7.0% on a two-year basis;
●	Net income was $5.9 million, with diluted earnings per share of $0.26, including a $0.03 per share impairment charge related to a store closure;
●	Adjusted EBITDA was $16.8 million; and
●	Opened one new store, resulting in a 3.1% new store growth rate for the twelve-month period ended March 31, 2023.

“We are pleased with our second quarter results. An increase in customer traffic drove the 2.7% increase in comparable store sales, which was ahead of expectations and is prompting us to raise our comparable store sales guidance for the year. On a two-year basis, daily average comparable store sales were up 7.0%, including a 4.5% increase in transaction count,” said Kemper Isely, Co-President. “Our diluted earnings per share for the second quarter was $0.26 including a $0.03 per share impairment charge related to a store closure, and compares to $0.28 in the same period last year. During the quarter we made the decision to close two underperforming stores as part of our ongoing efforts to drive higher store productivity.”

Mr. Isely continued “The strength of our sales trends, including minimal trade-down, indicates that we have a loyal and resilient customer base that prioritizes products with health and sustainability attributes. We believe that our high product quality standards, marketing emphasis on value and Always AffordableSM prices, customer service and convenient shopping experience continue to resonate with consumers and make us a leading destination for natural and organic products in our communities.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Second Quarter Fiscal 2023 Compared to Second Quarter Fiscal 2022

During the second quarter of fiscal 2023, net sales increased $11.4 million, or 4.2%, to $283.2 million, compared to the second quarter of fiscal 2022, due to a $7.4 million increase in comparable store sales and a $4.9 million increase in new store sales, partially offset by a $0.9 million decrease in sales related to one store that closed in fiscal 2022. Daily average comparable store sales increased 2.7% in the second quarter of fiscal 2023, comprised of a 2.7% increase in daily average transaction count and no change in daily average transaction size. The increase in net sales was primarily driven by transaction count, new store sales and marketing initiatives, partially offset by a moderation of the pandemic trends we experienced in the second quarter of last year.

Gross profit during the second quarter of fiscal 2023 increased $5.7 million, or 7.4%, to $82.5 million, compared to $76.8 million in the second quarter of fiscal 2022. Gross profit reflects earnings after product and store occupancy costs. Gross margin increased 90 basis points to 29.1% during the second quarter of fiscal 2023, compared to 28.2% in the second quarter of fiscal 2022. The increase in gross margin was driven by higher product margin.

Store expenses during the second quarter of fiscal 2023 increased 9.4% to $65.2 million. Store expenses included an impairment charge of $0.9 million in the second quarter of fiscal 2023 related to a planned store closure in June 2023. Store expenses as a percentage of net sales were 23.0% during the second quarter of fiscal 2023, up from 21.9% in the second quarter of fiscal 2022. The increase in store expenses as a percentage of net sales was primarily driven by higher labor expense as a result of increased wage rates, and the impairment charge.

Administrative expenses during the second quarter of fiscal 2023 increased 5.3% to $8.6 million, primarily driven by higher compensation expense. Administrative expenses as a percentage of net sales were 3.0% in each of the second quarters of fiscal 2023 and 2022.

Operating income for the second quarter of fiscal 2023 was $8.4 million, compared to $8.9 million in the second quarter of fiscal 2022. Operating margin during the second quarter of fiscal 2023 was 3.0%, compared to 3.3% in the second quarter of fiscal 2022.

Net income for the second quarter of fiscal 2023 was $5.9 million, or $0.26 diluted earnings per share, compared to net income of $6.4 million, or $0.28 diluted earnings per share, for the second quarter of fiscal 2022.

Adjusted EBITDA for the second quarter of fiscal 2023 increased 4.6% to $16.8 million, compared to $16.1 million in the second quarter of fiscal 2022.

Operating Results — First Six Months Fiscal 2023 Compared to First Six Months Fiscal 2022

During the first six months of fiscal 2023, net sales increased $14.6 million, or 2.7%, to $563.7 million, compared to the first six months of fiscal 2022, due to an $8.7 million increase in comparable store sales and a $7.7 million increase in new store sales, partially offset by a $1.8 million decrease in sales related to one store that closed in fiscal 2022. Daily average comparable store sales increased 1.6% in the first six months of fiscal 2023, and was comprised of a 0.9% increase in daily average transaction size and a 0.7% increase in daily average transaction count. The increase in net sales was primarily driven by retail price inflation, new store sales and marketing initiatives, partially offset by a moderation of the pandemic trends we experienced in the first six months of fiscal 2022.

Gross profit during the first six months of fiscal 2023 increased 3.7% to $161.2 million, primarily driven by increased sales volume. Gross profit reflects earnings after product and occupancy expenses. Gross margin increased to 28.6% during the first six months of fiscal 2023, compared to 28.3% in the first six months of fiscal 2022. The increase in gross margin was driven by higher product margin.

Store expenses during the first six months of fiscal 2023 increased 8.3% to $128.8 million. Store expenses as a percentage of net sales were 22.8% during the first six months of fiscal 2023, up from 21.7% in the first six months of fiscal 2022. The increase in store expenses as a percentage of net sales reflects higher labor expense as a result of increased wage rates.

Administrative expenses during the first six months of fiscal 2023 increased 9.0% to $16.9 million. The increase in administrative expenses was primarily driven by higher technology amortization, legal expense and compensation expense. Administrative expenses as a percentage of net sales were 3.0% during the first six months of fiscal 2023, up from 2.8% in the first six months of fiscal 2022.

Operating income for the first six months of fiscal 2023 was $14.8 million, compared to $20.9 million in the first six months of fiscal 2022. Operating margin during the first six months of fiscal 2023 was 2.6%, compared to 3.8% in the first six months of fiscal 2022.

Net income for the first six months of fiscal 2023 was $10.3 million, or $0.45 diluted earnings per share, compared to net income of $15.3 million, or $0.67 diluted earnings per share for the first six months of fiscal 2022.

Adjusted EBITDA for the first six months of fiscal 2023 was $30.6 million, compared to $35.6 million in the first six months of fiscal 2022.

Balance Sheet and Cash Flow

As of March 31, 2023, the Company had $19.0 million in cash and cash equivalents, no outstanding borrowings on its $50.0 million revolving credit facility, and $11.7 million outstanding on its term loan facility.

During the first six months of fiscal 2023, the Company generated $34.9 million in cash from operations and invested $17.8 million in net capital expenditures, primarily for new and relocated stores.

Dividend Announcement

Today, the Company announced the declaration of a quarterly cash dividend of $0.10 per common share. The dividend will be paid on June 14, 2023 to stockholders of record at the close of business on May 30, 2023.

Growth and Development

During the second quarter of fiscal 2023, the Company opened one store, ending the quarter with a total of 166 stores in 21 states. As of May 4, 2023, the Company has signed leases for an additional five new stores planned to open in fiscal years 2023 and beyond.

Fiscal 2023 Outlook

The Company is raising its fiscal 2023 outlook for comparable store sales based upon year-to-date performance and current trends. The Company is also increasing its outlook for the number of relocations/remodels. The Company is otherwise confirming its previously announced outlook for fiscal 2023. The Company plans to close two stores in June 2023 and all related costs are incorporated into its outlook. The outlook reflects recent results, current operating trends, consumer trends, and the uncertainty of the economic environment, including inflationary factors.

The Company expects:

Fiscal 2023 Outlook
Number of new stores	4-6
Number of relocations/remodels	2-3
Daily average comparable store sales growth	1.0% to 2.0%
Diluted earnings per share	$0.70 to $0.90

Capital expenditures (in millions)	$28 to $35

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US) or 1-412-902-4289 (International). The conference ID is “Natural Grocers Q2 FY 2023 Earnings Call.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 20 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements. The products sold by Natural Grocers must meet strict quality guidelines and may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly, clean and convenient retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 166 stores in 21 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are "forward-looking statements" and are based on management’s current expectations and are subject to uncertainty and changes in circumstances. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from these expectations due to changes in global, national, regional or local political, economic, inflationary, deflationary, recessionary, business, interest rate, labor market, competitive, market, regulatory and other factors, and other risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2022 (the Form 10-K) and the Company's subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to publicly update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company's subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company's website at http://Investors.NaturalGrocers.com.

Investor Contact:

Reed Anderson, ICR, 646-277-1260, reed.anderson@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2023	2022	2023	2022
Net sales	$283,245	271,822	563,702	549,110
Cost of goods sold and occupancy costs	200,768	195,040	402,506	393,591
Gross profit	82,477	76,782	161,196	155,519
Store expenses	65,192	59,605	128,788	118,941
Administrative expenses	8,605	8,172	16,858	15,465
Pre-opening expenses	249	141	702	225
Operating income	8,431	8,864	14,848	20,888
Interest expense, net	(834)	(545)	(1,630)	(1,089)
Income before income taxes	7,597	8,319	13,218	19,799
Provision for income taxes	(1,713)	(1,962)	(2,927)	(4,527)
Net income	$5,884	6,357	10,291	15,272

Net income per share of common stock:
Basic	$0.26	0.28	0.45	0.67
Diluted	$0.26	0.28	0.45	0.67
Weighted average number of shares of common stock outstanding:
Basic	22,725,462	22,660,477	22,716,880	22,650,123
Diluted	22,824,673	22,819,526	22,809,189	22,790,114

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2023	September 30, 2022
Assets
Current assets:
Cash and cash equivalents	$18,965	12,039
Accounts receivable, net	6,923	10,496
Merchandise inventory	116,053	113,756
Prepaid expenses and other current assets	3,837	4,369
Total current assets	145,778	140,660
Property and equipment, net	157,707	157,179
Other assets:
Operating lease assets, net	290,611	307,132
Finance lease assets, net	43,191	43,554
Deposits and other assets	422	452
Goodwill and other intangible assets, net	14,337	14,131
Total other assets	348,561	365,269
Total assets	$652,046	663,108

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$75,714	71,283
Accrued expenses	25,006	26,737
Term loan facility, current portion	1,750	1,750
Operating lease obligations, current portion	34,917	34,735
Finance lease obligations, current portion	3,365	3,223
Total current liabilities	140,752	137,728
Long-term liabilities:
Term loan facility, net of current portion	9,938	13,938
Operating lease obligations, net of current portion	278,482	295,064
Finance lease obligations, net of current portion	44,816	44,664
Deferred income tax liabilities, net	16,051	15,902
Total long-term liabilities	349,287	369,568
Total liabilities	490,039	507,296

Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, and 22,726,979 and 22,690,188 shares issued and outstanding at March 31, 2023 and September 30, 2022, respectively	23	23
Additional paid-in capital	58,519	58,072
Retained earnings	103,465	97,717
Total stockholders’ equity	162,007	155,812
Total liabilities and stockholders’ equity	$652,046	663,108

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Six months ended March 31,
	2023	2022
Operating activities:
Net income	$10,291	15,272
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,216	14,020
Impairment of long-lived assets	871	95
Loss on disposal of property and equipment	3	85
Share-based compensation	713	590
Deferred income tax expense	149	107
Non-cash interest expense	9	12
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable, net	3,358	1,062
Merchandise inventory	(2,297)	(6,104)
Prepaid expenses and other assets	373	(623)
Income tax receivable	166	—
Operating lease assets	16,406	15,787
(Decrease) increase in:
Operating lease liabilities	(16,940)	(12,748)
Accounts payable	9,270	1,712
Accrued expenses	(1,731)	(1,686)
Net cash provided by operating activities	34,857	27,581
Investing activities:
Acquisition of property and equipment	(16,978)	(10,855)
Acquisition of other intangibles	(859)	(1,586)
Proceeds from sale of property and equipment	72	16
Proceeds from property insurance settlements	—	130
Net cash used in investing activities	(17,765)	(12,295)
Financing activities:
Borrowings under revolving facility	246,500	4,000
Repayments under revolving facility	(246,500)	(4,000)
Repayments under term loan facility	(4,000)	(4,000)
Finance lease obligation payments	(1,357)	(1,327)
Dividends to shareholders	(4,543)	(4,530)
Repurchase of common stock	(86)	—
Payments on withholding tax for restricted stock unit vesting	(180)	(218)
Net cash used in financing activities	(10,166)	(10,075)
Net increase in cash and cash equivalents	6,926	5,211
Cash and cash equivalents, beginning of period	12,039	23,678
Cash and cash equivalents, end of period	$18,965	28,889
Supplemental disclosures of cash flow information:
Cash paid for interest	$639	290
Cash paid for interest on finance lease obligations, net of capitalized interest of $122 and $146, respectively	1,005	865
Income taxes paid	2,625	3,721
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$2,033	2,103
Acquisition of other intangibles not yet paid	103	354
Property acquired through operating lease obligations	756	6,571
Property acquired through finance lease obligations	1,652	4,129

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures

(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items such as impairment charges, store closing costs, share-based compensation and non-recurring items.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three months ended March 31,		Six months ended March 31,
	2023	2022	2023	2022
Net income	$5,884	6,357	10,291	15,272
Interest expense, net	834	545	1,630	1,089
Provision for income taxes	1,713	1,962	2,927	4,527
Depreciation and amortization	7,154	6,907	14,216	14,020
EBITDA	15,585	15,771	29,064	34,908
Impairment of long-lived assets	871	—	871	95
Share-based compensation	356	296	713	590
Adjusted EBITDA	$16,812	16,067	30,648	35,593

EBITDA decreased 1.2% to $15.6 million for the three months ended March 31, 2023 compared to $15.8 million for the three months ended March 31, 2022. EBITDA decreased 16.7% to $29.1 million for the six months ended March 31, 2023 compared to $34.9 million for the six months ended March 31, 2022. EBITDA as a percentage of net sales was 5.5% and 5.8% for the three months ended March 31, 2023 and 2022, respectively. EBITDA as a percentage of net sales was 5.2% and 6.4% for the six months ended March 31, 2023 and 2022, respectively.

Adjusted EBITDA increased 4.6% to $16.8 million for the three months ended March 31, 2023 compared to $16.1 million for the three months ended March 31, 2022. Adjusted EBITDA decreased 13.9% to $30.6 million for the six months ended March 31, 2023 compared to $35.6 million for the six months ended March 31, 2022. Adjusted EBITDA as a percentage of net sales was 5.9% for each of the three months ended March 31, 2023 and 2022. Adjusted EBITDA as a percentage of net sales was 5.4% and 6.5% for the six months ended March 31, 2023 and 2022, respectively.

Management believes some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations, such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any depreciation or interest expense for leases classified as finance leases;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	Adjusted EBITDA does not reflect share-based compensation, impairment charges, and store closing costs;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.